Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen names Lon Bohannon as new President

LANSING, Mich., June 16, 2006 – Neogen Corporation (Nasdaq: NEOG) announced today that its Board of Directors has elected Chief Operating Officer Lon Bohannon as the company’s President and Chief Operating Officer. Bohannon will immediately replace James Herbert, who served as Neogen’s President since its founding in 1982.

“With more than 20 years of experience in the company’s most senior positions, Lon is extremely qualified to assume these new responsibilities,” Herbert said in making the announcement. “Furthermore, Lon has demonstrated extraordinary commitment, conviction, and personal involvement with the company’s customers, employees, and shareholders. As Neogen approaches the $100 million revenue mark, it is important that the company have the right people with the right responsibilities to drive future growth.”

Herbert will continue full-time responsibilities as Chief Executive Officer, where he will focus his attention on strategic growth and international expansion, and he will assume the position of Chairman of the Board of Directors. Jack Parnell, who has served as Neogen’s Chairman since 2001, will continue to serve on the Board. Herbert will also be actively involved in the direction of key research and development activities.

Neogen Corporation develops and markets products and services dedicated to food and animal safety. Neogen’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, unique proteins, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants and rodenticides.

Forward-Looking Statements

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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